For Immediate Release March 25, 2008	For Further Information Contact: Robert E. Phaneuf Vice President – Corporate Development (918) 632-0680

RAM Energy Resources Announces New Chief Financial Officer

Tulsa, Oklahoma, March 25, 2008—RAM Energy Resources, Inc. (Nasdaq: RAME) is pleased to announce that G. Les Austin has joined the company as Senior Vice President and Chief Financial Officer, Secretary and Treasurer, effective April 1, 2008. Mr. Austin previously served as Vice President Finance and Chief Financial Officer of Matrix Service Company (Nasdaq: MTRX) from June 2004 to March 2008. Mr. Austin had also served Matrix as Vice President, Accounting & Administration, East Coast, from March 2003 to May 2004, as Vice President of Financial Reporting & Technology from June 2002 to March 2003 and as Vice President of Financial Planning and Reporting from April 1999 to May 2002. Mr. Austin served as Vice President of Finance for Flint Energy Construction Company from February 1994 to March 1999 and prior to February 1994, was an Audit Manager with Ernst & Young LLP, where his clients included several large oil and natural gas exploration and production companies. Mr. Austin received a B.S. in Accounting and Information Technology from Oklahoma State University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and Financial Executives International. In addition, Mr. Austin is a director on the Advisory Board of Oklahoma State University School of Accounting.

“We are extremely pleased that Les has agreed to join the RAM management team. His experience as CFO of a public company along with his enthusiasm will be a tremendous asset for our company and our shareholders,” said Larry Lee, Chairman and CEO.

RAM Energy Resources also announces that in connection with his planned retirement, John M. Longmire has resigned as Chief Financial Officer of the company, effective April 1, 2008. Mr. Longmire will remain Senior Vice President of the company through July 1, 2008, and has agreed to serve as a special consultant to the company through the end of the year. Mr. Longmire has served as our Chief Financial Officer since our merger with RAM Energy, Inc. in May 2006. Prior to that time, he had served as Chief Financial Officer of RAM Energy since 1994. He joined RAM Energy as a Controller in 1990.

“We greatly appreciate John’s service to RAM since 1990 and his contribution to our success over the past 18 years, particularly in connection with the merger of RAM Energy, Inc. into RAM Energy Resources, Inc. in 2006. We wish John the very best in his planned retirement,” said Larry Lee, Chairman and CEO.

About RAM Energy

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.